UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2006

DOMINION HOMES, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-23270	31-1393233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Tuttle Crossing Boulevard, P.O. Box 5000, Dublin, Ohio	43016-5555
(Address of principal executive offices)	(Zip Code)

(614) 356-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Credit Agreement; Change in Participating Lenders

On October 31, 2006, Dominion Homes, Inc. (the “Company”), and the participating lenders entered into Amendment No. 7 to the Second Amended and Restated Credit Agreement dated as of December 3, 2003 (the “Amendment”). The following description is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto and incorporated by reference herein as Exhibit 99.1. The Amendment contains the following additional significant provisions:

•	The provision of a $15,000,000 component of the potential Borrowing Base established in Amendment No. 6 to the Credit Agreement, effective September 29, 2006, was extended beyond October 31, 2006 to December 31, 2006.

•	Certain participating lenders may, but will not be required to provide, Protective Advances (as defined in the Amendment) to the Company at the Company’s request, not to exceed an aggregate of $7,000,000 at any time during the term of the Amendment. All Protective Advances made will bear interest at the applicable rate under the Amendment and will be secured obligations of the Company.

•	The Company’s aggregate borrowings and letters of credit under the Credit Agreement, as amended, may not exceed (i) $216,000,000 from September 30, 2006 through October 25, 2006, (ii) $213,177,050 from October 26, 2006 through December 30, 2006, and (iii) $200,000,000 from December 31, 2006 and thereafter.

As part of the Amendment, and in anticipation of the Company’s restatement of earnings for the quarters ended March 31, 2006, and June 30, 2006, described more fully in Item 4.02(a) below, the participating lenders agreed to waive an identified default of the Company’s interest coverage ratio covenant requirement at June 30, 2006, resulting from the restatement. As disclosed in the Company’s Form 8-K dated September 29, 2006, the Company had previously obtained a waiver of the interest coverage ratio covenant requirement at September 30, 2006, in connection with Amendment No. 6 to the Credit Agreement.

During October 2006, a number of the lenders providing credit under the Credit Agreement exercised their right to assign their interest to third parties. As of October 31, 2006, assignments had been executed that resulted in approximately 73% of the aggregate lender commitments, which aggregate lender commitments were approximately $213 million on that date, being assigned to several different investment institutions. Two commercial banks continue to hold the remaining 20% of the lender commitments under the Credit Agreement, as amended. The Amendment was approved by the required 2/3 majority of the participating lenders after the execution of these assignments.

The Company’s press release regarding the Amendment and other matters issued on November 6, 2006, is attached as Exhibit 99.2 hereto and incorporated by reference herein.

Executive Officer Compensation

On November 3, 2006, the Board of Directors approved proposals from each of the Company’s executive officers, Douglas G. Borror, Chairman and Chief Executive Officer, David S. Borror, Corporate Executive Vice President, Jeffrey Croft, President and Chief Operating Officer, and William G. Cornely, Senior Vice President of Finance and Chief Financial Officer, to forego any bonuses that these executive officers might otherwise be entitled to receive pursuant to the terms of their 2006 annual incentive compensation programs previously approved by the Compensation Committee of the Board on March 20, 2006. A form of Acknowledgement signed by each executive officer regarding this matter is attached hereto as Exhibit 99.3, and incorporated by reference herein. In connection with his transition to Vice Chairman of the Board of Directors (see Item 8.01 of this Form 8-K), the Board also approved a reduction in base salary for Mr. David Borror (from $125,000 to $100,000) effective January 1, 2007, as reflected in an amendment to Mr. David Borror’s employment agreement, attached hereto as Exhibit 99.4, and incorporated by reference herein.

The Company’s press release regarding these and other matters, issued on November 6, 2006, is attached as Exhibit 99.2 hereto and incorporated by reference herein.

Item 2.02 Results of Operations and Financial Condition.

On November 6, 2006, the Company announced its financial results for the third quarter ended September 30, 2006. A copy of the Company’s press release announcing these results is attached as Exhibit 99.2 hereto and incorporated by reference herein.

Pursuant to General Instruction B.2 of Current Report on Form 8-K, the information in this Item 2.02 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the information in this Item 2.02 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On October 31, 2006, the Audit Committee of the Board of Directors approved management’s recommendation that the Company’s unaudited interim consolidated financial statements as of and for the quarter ended March 31, 2006 and as of and for the six-month period ended June 30, 2006, be restated. In response to a comment received from the Staff of the Securities and Exchange Commission pursuant to a periodic review of the Company’s filings, the Company reassessed its recognition of a $1.8 million gain related to the sale of a 50.1% interest in Centennial Home Mortgage, LLC. As a result, the Company has determined that reliance should no longer be placed on such previously filed unaudited interim consolidated financial statements due to errors in such financial statements. The Audit Committee and management discussed the matters disclosed in this Item 4.02(a) with the Company’s independent registered public accounting firm.

As previously disclosed in the Company’s Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006, on March 31, 2006, the Company, its mortgage financing services subsidiary, Dominion Homes Financial Services, Ltd. (“DHFS”), Wells Fargo Bank, N.A. and its wholly owned subsidiary, Wells Fargo Ventures, LLC (collectively “Wells Fargo”), entered into a new joint venture, Centennial Home Mortgage, LLC (“Centennial”). DHFS formed Centennial, contributing $75,000 in cash and various assets in connection therewith. Then, pursuant to the Assignment of Interest Agreement between the parties, Wells Fargo paid DHFS approximately $1,838,000 for a 50.1% membership interest in Centennial, leaving DHFS as owner of the remaining 49.9% interest. A gain of approximately $1,800,000 was recorded on the sale of the investment in Centennial in the Company’s Consolidated Statements of Operations during the quarter ended March 31, 2006 and during the six month period ended June 30, 2006. DHFS received approximately $938,000 of the purchase price on March 31, 2006 and the remaining $900,000 on April 3, 2006. The Company’s financial statements as originally filed were subject to quarterly interim review procedures by its independent registered public accounting firm.

Centennial is currently operating as a full-service mortgage bank and provides services to the Company’s customers and the general public. Centennial is an operating subsidiary of Wells Fargo Bank, N.A. Since entering into the joint venture, the Company has made available in its sales offices and provided to its customers Centennial brochures, rate sheets and other collateral and/or promotional materials. The Company also maintains a link to Centennial on its internet website. The Company has on occasion engaged in joint marketing efforts with Centennial including mailings to the realtor community. Customers of the Company are in no way obligated to use Centennial’s services; however, the joint venture agreement between the parties contemplates that the Company will actively promote Centennial to its customers. The Company expects that, as long as it continues to hold an equity interest in Centennial, it will also continue to engage in similar activities with respect to Centennial.

After further consideration of these facts, the Company believes that promoting Centennial to its customers in the foregoing manner, consistent with all applicable legal requirements, and the expectation that the customers of the Company will comprise a significant portion of Centennial’s customers, demonstrates an implied commitment to support the operations of Centennial under Issue 9 of EITF 01-2, Interpretations of APB Opinion No. 29, that would result in an indefinite deferral of recognition of the $1.8 million gain on the sale of the Centennial membership interests to Wells Fargo.

The correction of the above-noted error will have the following impact on the unaudited interim consolidated financial statements for the periods noted below:

As of and for the quarter ended March 31, 2006:

	(In thousands of dollars, except for per share amounts)
	Originally reported	Restated
Prepaid expenses and other	$8,827	$11,255
Deferred income taxes	1,258	1,896
Accrued liabilities	18,747	22,975
Retained earnings	129,846	128,684

Gain on sale of investment	1,800	—
Income (loss) before income taxes	(6,207)	(8,007)
Provision (benefit) for income taxes	(2,261)	(2,899)
Net income (loss)	(3,946)	(5,108)
Basic and diluted net income (loss) per share	$(0.49)	$(0.63)

There was no impact on reported cash flows from operating, investing, or financing activities for the quarter ended March 31,2006.

As of and for the six-month period ended June 30, 2006:

	(In thousands of dollars, except for per share amounts)
	Originally reported	Restated
Deferred income taxes	$1,044	$1,682
Accrued liabilities	17,962	19,762
Retained earnings	123,919	122,757

Gain on sale of investment	1,800	—
Income (loss) before income taxes	(14,717)	(16,517)
Provision (benefit) for income taxes	(4,844)	(5,482)
Net income (loss)	(9,873)	(11,035)
Basic and diluted net income (loss) per share	$(1.22)	$(1.36)

There was no impact on reported cash flows from operating, investing, or financing activities for the six-month period ended June 30, 2006.

The Company will file the restated unaudited interim consolidated financial statements as of March 31, 2006 and for the quarter then ended and as of June 30, 2006 and for the six-month period then ended on Forms 10-Q/A as soon as practicable. The Company is currently considering the impact of this restatement on its internal controls over financial reporting for each of the periods ended September 30, 2006, June 30, 2006, and March 31, 2006.

The Company’s press release regarding the restatement and other matters issued on November 6, 2006, is attached as Exhibit 99.2 hereto and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

The information in this Current Report on Form 8-K is also being furnished pursuant to Regulation FD (17CFR §§243.100 et seq.).

Item 8.01 Other Events

On November 6, 2006, the Company issued a press release announcing that Donald A. Borror, Chairman Emeritus of the Company, will retire from his officer position effective as of January 1, 2007. Mr. Donald Borror will continue to serve as a Class II Director of the Company until his current term expires in 2008. The Company also announced in the press release that David S. Borror will cease to serve as Corporate Executive Vice President of the Company and assume the position of Vice Chairman of the Board of Directors effective as of the same date.

The Company’s press release regarding these and other matters issued on November 6, 2006, is attached as Exhibit 99.2 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Amendment No. 7 to Second Amended and Restated Credit Agreement dated October 31, 2006, among Dominion Homes, Inc., The Huntington National Bank, as Administrative Agent, and the Lenders listed thereon.

99.2	Press release dated November 6, 2006.

99.3	Form of Acknowledgement dated November 3, 2006.

99.4	Amendment, dated November 3, 2006, to Employment Agreement between the Company and David S. Borror.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION HOMES, INC.

By:	/s/ William G. Cornely
William G. Cornely, Senior Vice President – Finance and Chief Financial Officer

Date: November 6, 2006